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                                                                      EXHIBIT 11

                           CLECO UTILITY GROUP INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                  (Unaudited)

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                                                                         (In thousands, except share
                                                                             and per share amounts)

                                                                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                                         2000                      1999
                                                                      -----------               -----------
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BASIC
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Net income applicable to common stock                                 $    49,290               $    45,270
                                                                      ===========               ===========
Weighted average number of shares of common
     stock outstanding during the period                               22,531,870                22,522,327
                                                                      ===========               ===========

Basic net income per common share                                     $      2.19                     $2.01
                                                                      ===========               ===========

DILUTED
-------

Net income applicable to common stock                                 $    49,290               $    45,270

Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under the
  "if-converted" method:
Add loss of deduction from net income for actual
  dividends paid on convertible preferred stock,
  net of tax                                                                    -                     1,149
Deduct additional cash contribution
  required, which is equal to dividends
  on preferred stock less dividends
  paid at the common dividend rate, net of tax                                  -                      (478)
Add tax benefit associated with dividends
  paid on allocated common shares                                               -                       185
                                                                      -----------               -----------
Adjusted income applicable to common stock                            $    49,290               $    46,126
                                                                      ===========               ===========

Weighted average number of shares of common
  stock outstanding during the period                                  22,531,870                22,522,327

Number of equivalent common shares
  attributable to ESOP                                                          -                   949,087

Common stock under stock option grants                                          -                       146
                                                                      -----------               -----------

Average shares                                                         22,531,870                23,471,560
                                                                      ===========               ===========
Diluted net income per common share                                   $      2.19                     $1.97
                                                                      ===========               ===========
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